Exhibit 21

                              List of Subsidiaries

                                                           Percentage Voting
                                 State or Jurisdiction     Securities Owned
        Name                       Of Incorporation           By Parent

National Clearing Corp.                 Utah                     100%
JB Oxford & Company                     Delaware                 100%
Ficorp, Inc.                            Nevada                   100%
Dolphin Bay, LLC                        Nevada                    99%

The subsidiaries listed above are subsidiaries owned by JB Oxford Holdings, Inc.